Exhibit 99.1

DelMar Pharmaceuticals Announces First Quarter Fiscal Year 2019 Financial Results

- Company will host a business update conference call on

November 20, 2018 at 4:30 PM Eastern Time -

VANCOUVER, British Columbia and MENLO PARK, California, November 14, 2018 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new cancer therapies, announced its financial results for the first quarter ended September 30, 2018. DelMar executive management will host a business update conference call for investors, analysts and other interested parties on November 20, 2018 at 4:30 p.m. Eastern Time.

“During the quarter, we continued to focus on advancing our Phase 2 clinical trials for MGMT-unmethylated GBM patients at the MD Anderson Cancer Center in Houston, Texas, and at Sun Yat-sen University Cancer Center in Guangzhou, China where we have seen accelerated enrollment in both studies,” commented Saiid Zarrabian, President and Chief Executive Officer of DelMar Pharmaceuticals. “Furthermore, we launched an initiative with Oppenheimer & Co. Inc. to explore and evaluate strategic opportunities to facilitate shareholder value generation.”

RECENT HIGHLIGHTS

●	Continued enrolling patients in Phase 2, open-label, second-line, Avastin-naïve, MGMT-unmethylated, recurrent glioblastoma multiforme (“GBM”) study being conducted at the MD Anderson Cancer Center (the “MDACC study”).

o	As of October 31, 2018, forty-four patients have been enrolled in the MDACC study, which continues the accelerated enrollment rates observed since spring, 2018

o	The dosing levels used in the MDACC study have continued to demonstrate a safety profile well within the existing safety monitoring guidelines described in the present study protocol

o	Similar to prior clinical experience, myelosuppression has been the most common adverse event observed

●	Continued enrolling patients in Phase 2, open-label, first-line temozolomide-naïve, MGMT-unmethylated GBM study at Sun Yat-sen University Cancer Center.

o	As of October 31, 2018, ten patients have been enrolled in this study

o	Observed increased enrollment rates in the recent quarter

●	At the annual meeting of the Society for Neuro-Oncology being held from November 15 to 18, 2018, the Company will provide clinical trial updates on both of its Phase 2 studies in MGMT-unmethylated GBM patients. In addition, updated preclinical data on VAL-083 in combination with Avastin, and VAL-083 as a potential treatment of pediatric diffuse intrinsic pontine glioma (“DIPG”) will be presented.

●	Based on overall clinical and corporate development progress achieved to date, we expect to have cash available to fund planned operations into the middle of calendar 2019

For further details on the Company’s operating and financial results, as well as more detail about its updated strategy, refer to DelMar’s Form 10-K filed with the SEC on September 24, 2018, as well as the Company’s Quarterly Report on Form 10-Q for the three month ended September 30, 2018 filed with the SEC on November 13, 2018: http://ir.delmarpharma.com/all-sec-filings.

CONFERENCE CALL DETAILS

DelMar will host a conference call to discuss its financial results for quarter ended September 30, 2018 and provide a corporate update on November 20, 2018, at 4:30 p.m. Eastern Time. For both “listen-only” participants and those who wish to take part in the question and answer portion of the call, the telephone Dial-in Number is 1-877-876-9174 (toll free) with Conference ID DELMAR.

A replay of the conference call will be available on the IR Calendar of the Investors section of the Company’s website at www.delmarpharma.com and will be archived for 30 days.

SUMMARY OF FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2018

At September 30, 2018, the Company had combined cash and cash equivalents and clinical trial deposits on hand of approximately $4.6 million.

For the quarter ended September 30, 2018, the Company reported a net loss of $1,991,804 or $0.09 per share, compared to a net loss of $2,666,406, or $0.18 per share, for the quarter ended September 30, 2017.

The following represents selected financial information as of September 30, 2018. The Company’s financial information has been prepared in accordance with U.S. GAAP and this selected information should be read in conjunction with DelMar’s consolidated financial statements and management’s discussion and analysis, as filed.

DelMar’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the company’s website at: http://ir.delmarpharma.com/all-sec-filings.

Selected Balance Sheet Data

	September 30, 2018 $	June 30, 2018 $

Cash and cash equivalents	3,884,983	5,971,995
Working capital	3,650,131	5,407,929
Total assets	4,749,873	7,074,855
Total stockholders’ equity	3,670,546	5,435,223

Selected Statement of Operations Data

For the three months ended:

	September 30,	September 30,
	2018	2017
	$	$

Research and development	1,019,120	1,934,643
General and administrative	986,470	744,621
Change in fair value derivative liability	220	(56,568)
Foreign exchange loss	5,838	43,866
Interest income	(19,844)	(156)
Net and comprehensive loss for the period	1,991,804	2,666,406
Series B preferred stock dividend	36,085	41,666
Net and comprehensive loss available to common stockholders	2,027,889	2,708,072
Basic weighted average number of shares outstanding	22,969,090	15,292,781
Basic loss per share	0.09	0.18

Research and development expenses decreased to $1,019,120 during the three months ended September 30, 2018 from $1,934,643 for the three months ended September 30, 2017. The decrease was largely attributable to a decrease in clinical development costs with smaller impacts from a decrease in intellectual property and travel expenses. Partially offsetting these decreases was an increase in non-cash, share-based compensation expense during the three months ended September 30, 2018 compared to the three months ended September 30, 2017.

General and administrative expenses increased during the three months ended September 30, 2018 to $986,470 from $744,621 for the three months ended September 30, 2017, largely due to an increase in non-cash, share-based compensation expense.

About DelMar Pharmaceuticals, Inc.

DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company’s current pipeline is based around VAL-083, a “first-in-class,” small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar’s internal research programs, and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

Connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

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